Exhibit 10.9

MANAGEMENT AGREEMENT

This Management Agreement (this “Agreement”) is entered into as of August 7, 2006 by and between Malibu Boats, LLC, a Delaware limited liability company (the “Company”), and Malibu Investor, LLC, a Delaware limited liability company (“Parent”).

A.	The Company is an indirect subsidiary of Parent.

B.	The Company desires to engage Parent to provide certain management and advisory services to the Company, and Parent desires to provide such services, on the terms set forth in this Agreement.

C.	The Company has been formed for the purpose of acquiring the business operated by Malibu Boats West, Inc., a California corporation (such transaction being referred to as the “Acquisition”), pursuant to the Agreement of Purchase and Sale of even date herewith by and among Malibu Boats West, Inc., the Company, and certain individuals (the “Acquisition Agreement”).

D.	The parties desire to enter into this Agreement on the terms and conditions set forth herein.

In consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Services. Parent agrees that, during Term (as defined below), it will provide the Company with financial, managerial and operational advice on an as-needed basis in connection with the Company’s business and operations.

2.	Payment of Fees and Expenses. The Company hereby agrees to pay to Parent (or a member or affiliate of Parent designated by Parent):

a.	a fee (the “Deal Fee”) in the amount of US $1,250,000 payable at the closing of the Acquisition for advice related to the structuring of the Acquisition.

b.	the reimbursement of all out-of-pocket costs and expenses (including, without limitation, costs and expenses of lenders, legal counsel, investment bankers, environmental consultants, due diligence advisors, consultants, accountants and other advisors) incurred by Parent in connection with the Acquisition, either for itself or on behalf of the Company, such fees and expenses payable by the Company at such closing of the Acquisition or, if the Acquisition is not consummated, promptly after the time the Company has abandoned the Acquisition.

c.

a management fee (the “Management Fee”) in the amount of US $500,000 per annum throughout the Term, payable by the Company quarterly in advance on the last business day of each of December, March, June and September, the first such payment to be made at the closing of the Acquisition for the period from such closing through the last business day of September, in exchange for the services provided to the Company by Parent pursuant to Section 1 of this Agreement; provided that, to the extent that an event of default or restriction under the credit agreement entered into as part of the Acquisition causes the Company to be prohibited from paying any amounts owed under this Section 2(c), the Company will use reasonable efforts to cure such event of default, obtain bank waivers and take other reasonable steps as may be necessary to cause its ability to make such payments to be reinstated, whereupon the Company will promptly pay to Parent all such amounts to the extent not paid in accordance with the preceding provisions of this Section 2(c), together with interest at the rate of 8% per annum, compounding quarterly in each case from the date on which any such amount would have been payable (absent the deferral arrangement established in this proviso) through the date such amount is actually paid.

d.	the reimbursement of all out-of-pocket fees and expenses incurred by Parent in connection with its providing of services hereunder throughout the Term.

Each payment made pursuant to this Section 2 shall be paid by wire transfer of immediately available U.S. funds to the account specified in writing by Parent.

3.	Term and Termination.

a.	This Agreement shall continue in full force and effect, unless and until terminated in accordance with this Section 3 (the “Term”).

b.	This Agreement may be terminated at any time by mutual consent of the parties. Either party may terminate this Agreement following a material breach of the terms of this Agreement by the other party and a failure to cure such breach within 30 days following written notice thereof to the breaching party.

c.	Regardless of any such termination, (i) the obligations of the Company under Section 4 below, (ii) any and all accrued and unpaid obligations of the Company owed under Section 2 above and (iii) the provisions of Section 5 shall survive any termination of this Agreement to the maximum extent permitted under applicable law.

4.

Indemnification. In consideration of the execution and delivery of this Agreement by Parent, the Company hereby agrees to indemnify, defend and hold each of Parent, each member thereof, each fund affiliated with each such member, and each of their respective partners, shareholders, affiliates, directors, officers, fiduciaries, employees and agents and each of the partners, shareholders, affiliates, directors, officers, fiduciaries, employees and agents of each of the foregoing (collectively, the “Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities and damages, and expenses in connection therewith, including without limitation attorneys’ fees and disbursements (collectively, the “Indemnified Liabilities”), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to (i) the Acquisition (except for liability of such Indemnitees under Article 6 of the Acquisition Agreement), (ii) the execution, delivery, performance, enforcement or existence of this

Agreement or the transactions contemplated hereby (including but not limited to any indemnification obligations assumed or incurred by any Indemnitee to or on behalf of Seller, or any of its accountants or other representatives, agents or affiliates), or (iii) the rendering of services by Indemnitee under this Agreement, except in any case for any such Indemnified Liabilities arising on account of such Indemnitee’s gross negligence or willful misconduct, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law; provided, however, that the foregoing indemnity provisions of this Section 4 are not intended and shall not be construed to provide to the Indemnitees an independent right to recover from the Company or its subsidiaries for losses incurred as a result of investments made by any of the Indemnitees in the Company as a right. None of the Indemnitees shall be liable to the Company or any of its affiliates for any act or omission suffered or taken by such Indemnitee that does not constitute gross negligence or willful misconduct.

5.	Miscellaneous.

a.	Choice of Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of California without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

b.	Assignment. Except as provided below, no party shall have the right to assign this Agreement. Notwithstanding the foregoing, Parent may assign all or part of its rights and obligations hereunder to any affiliate thereof which provides services similar to those called for by this Agreement and which is controlled at least 50% by, or under at least 50% common control with, Parent, in which event Parent shall be released of all of its rights and obligations hereunder.

c.	Amendment; Waiver. No amendment or waiver of any term, provision or condition of this Agreement shall be effective, unless in writing and executed by each party hereto. No waiver on any one occasion shall extend to or effect or be construed as a waiver of any right or remedy on any future occasion. No course of dealing of any person nor any delay or omission in exercising any right or remedy shall constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto. Regardless of the foregoing, without the written consent of the holders of a majority of the then outstanding Units of Malibu Boats Holdings, LLC (excluding the Units held by Parent), the Management Fee payable under this Agreement shall not be increased to an amount exceeding $750,000 per year; provided that the Management Fee may be increased up to $750,000 per year without such consent.

d.	Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.

e.	Notices. All notices, elections or other communications required or permitted hereunder shall be in writing and shall be delivered (a) in person, (b) by registered or certified mail, postage prepaid, return receipt requested, (c) by a generally recognized courier or messenger service that provides written acknowledgement of receipt by the addressee, or (d) by facsimile or other generally accepted means of electronic transmission with a verification of delivery. Notices are deemed delivered when actually delivered to the address for notices. Notices must be given to parties at the address set forth on the signature page hereto, although any party may furnish, from time to time, other addresses for notices to it.

f.	Severability. If in any judicial or arbitral proceedings a court or arbitrator shall refuse to enforce any provision of this Agreement, then such unenforceable provision shall be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced. To the full extent, however, that the provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be valid and binding agreement enforceable in accordance with its terms, and if any provision hereof shall be found to be invalid or unenforceable, such provision shall be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

g.	Counterparts. This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement. A facsimile signature page shall be deemed an original signature page.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf as an instrument under seal as of the date first above written by its officer or representative thereunto duly authorized.

Company:	Malibu Boats, LLC

	By:	/s/ Michael Hooks
	Name:	Michael Hooks
	Its:	President
	Address:	c/o Black Canyon Capital LLC
9665 Wilshire Blvd., Suite 888
Beverly Hills, CA 90212

Parent:	Malibu Investors, LLC

	By:	/s/ Michael Hooks
	Name:	Michael Hooks
	Its:	Authorized Officer
	Address:	c/o Black Canyon Capital LLC
9665 Wilshire Blvd., Suite 888
Beverly Hills, CA 90212

and

c/o Horizon Holdings, LLC
Three Embarcadero Centre,
23rd Floor
San Francisco, CA 94111-4026
Attention: Phil Estes

with a copy (for purposes of notices) to:
O’Melveny & Myers LLP
1999 Avenue of the Stars,
Suite 700
Los Angeles, CA 90067
Attention: Eric Zabinski, Esq.

and

Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, CA 941.05
Attention: John Seegal, Esq.

SIGNATURE PAGE TO MANAGEMENT AGREEMENT